Exhibit 99.1

SIDUS SPACE REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

CAPE CANAVERAL, Fla – November 14, 2023 —Sidus Space, Inc. (NASDAQ:SIDU) (the “Company” or “Sidus”), a Space and Data-as-a-Service satellite company, announces its financial results and is providing a business update for the third quarter ending September 30, 2023.

“We continue to move towards the launch of LizzieSatTM in 2024, hitting critical key milestones, as well as signing key, revenue-generating contracts with customers,” said Carol Craig, Founder and CEO of Sidus. “We have developed a strong customer base who are ready to start receiving our AI-enhanced space data, that we believe will be transformative for both Sidus and the industry more broadly. As we get closer to initiating these launches, we continue to develop our high-margin revenue streams that focus on the sale of both data and payloads on these missions. We believe this will drive both revenue and profit margin over time, as well as value for our shareholders.”

Operational Highlights for the Quarter Ending September 30, 2023

●	Secured position on SpaceX Bandwagon mission, expected to launch in 2024.
●	Announced contract with HEO for Non-Earth imaging payload and data-services.
●	Acquired Exo-Space, a cutting-edge firm specializing in Edge Artificial Intelligence software and hardware for space applications.
●	Announced hosting of SOLAR MEMS star tracker on fourth planned LizzieSat mission.
●	Awarded subcontract to produce hardware in support of Parsons Corporation’s Launch Manifest Systems Integration (LMSI) contract.
●	Appointed Leonardo Riera to Board Chair, promoted Jared Novick to Chief Operating Officer, and appointed Jessica Curry as Senior Vice President of Supply Chain.

Subsequent Events

●	Successfully completed environmental testing of AI-enhanced LizzieSat satellite.
●	Announced commercial agreement to sell the data collected from LizzieSat satellites.
●	Awarded five-year, $10 million ceiling (IDIQ) commercial contract to support commercial Lunar transportation.

Financial Highlights for the Three Months and Nine Months Ending September 30, 2023

●	Revenue totaled $986,000 for the quarter ended September 30, 2023, compared to $1.32 million for the same period in 2022. While total revenue declined period-over-period, primarily due to timing of fixed price milestone contracts, higher margin satellite revenue continued to increase. For the nine months ended September 30, 2023 sales of $4.6 million were down approximately $344,000 versus prior year however, satellite related revenue increased 135% year-over-year.
●	Gross profit was a negative $96,281 or negative 10%, for the quarter ended September 30, 2023, compared to negative $85,623 or negative 7% for the third quarter of 2022. For the nine months ended September 30, 2023 gross margin was 28% versus 25% for the same period last year with 5% higher gross profit on 7% lower sales. This reflects the impact of the increase in our higher margin satellite revenue.

●	Post quarter end, on Oct 11,2023, the Company executed a registered direct offering. Gross proceeds from the offering were approximately $2 million.

Conference Call and Webcast

Event:	Sidus Space Third Quarter 2023 Earnings Call
Date:	Wednesday, November 15, 2023
Time:	9:00 a.m. Eastern Time
Live Call:	+ 1-877-269-7751 (U.S. Toll-Free) or +1-201-389-0908 (International)
Meeting Number:	13742322
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1640783&tp_key=0098c0fd79

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until Tuesday, November 29, 2023, at 11:59 PM ET and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 13742322.

To submit a question for the Company to answer in the Q&A portion of the call, please email sidus@kcsa.com.

For those who are unable to listen to the live event, an online archive of the webcast will be available for three months following the event at investors.sidusspace.com.

About Sidus Space

Sidus Space (NASDAQ: SIDU) is a multi-faceted Space and Data-as-a-Service company focused on mission-critical hardware manufacturing; multi-disciplinary engineering services; satellite design, production, launch planning, mission operations; and in-orbit support. The Company is located in Cape Canaveral, Florida, where it operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility focused on vertically integrated Space-as-a-Service solutions including end-to-end satellite support.

Sidus Space has a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Any corporation, industry, or vertical can start their journey off-planet with Sidus Space’s rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a “Satellite-as-a-Service” provider, Sidus Space is a trusted Mission Partner–from concept to Low Earth Orbit and beyond. Sidus Space is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations

Valter Pinto or Jack Perkins

KCSA Strategic Communications

sidus@kcsa.com

(212) 896-1254

Media

Pam Davis

Sidus Space

mediateam@sidusspace.com

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2023	2022
Assets
Current assets
Cash	$1,597,331	$2,295,259
Accounts receivable	628,616	850,340
Accounts receivable - related parties	245,966	168,170
Inventory	1,310,693	583,437
Contract asset	77,124	60,932
Contract asset - related party	30,938	14,982
Prepaid and other current assets	5,972,020	3,476,748
Total current assets	9,862,688	7,449,868

Property and equipment, net	7,252,223	2,554,992
Operating lease right-of-use assets	183,800	249,937
Intangible asset	398,135	-
Other assets	59,418	42,778
Total Assets	$17,756,264	$10,297,575

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$5,962,192	$3,415,845
Accounts payable and accrued interest - related party	596,189	566,636
Contract liability	77,124	60,932
Contract liability - related party	30,938	14,982
Asset-based loan liability	500,187	502,349
Notes payable	1,916,278	1,599,150
Operating lease liability	189,718	199,158
Total current liabilities	9,272,626	6,359,052

Operating lease liability - non-current	-	63,310
Total Liabilities	9,272,626	6,422,362

Commitments and contingencies

Stockholders’ Equity
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	-	-
Common stock: 210,000,000 authorized; $0.0001 par value
Class A common stock: 200,000,000 shares authorized; 70,965,559 and 8,022,736 shares issued and outstanding, respectively	7,096	802
Class B common stock: 10,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	47,756,113	32,129,257
Accumulated deficit	(39,280,571)	(28,255,846)
Total Stockholders’ Equity	8,483,638	3,875,213
Total Liabilities and Stockholders’ Equity	$17,756,264	$10,297,575

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenue	$762,231	$1,260,146	$3,852,571	$4,099,626
Revenue - related parties	223,289	57,101	766,985	864,319
Total - revenue	985,520	1,317,247	4,619,556	4,963,945
Cost of revenue	1,081,801	1,402,870	3,312,261	3,724,467
Gross profit (loss)	(96,281)	(85,623)	1,307,295	1,239,478

Operating expenses
Selling, general and administrative expenses	3,778,460	3,789,795	10,881,111	9,778,757
Total operating expenses	3,778,460	3,789,795	10,881,111	9,778,757

Net loss from operations	(3,874,741)	(3,875,418)	(9,573,816)	(8,539,279)

Other income (expense)
Other income	-	-	17,950	-
Interest expense	(186,282)	(50,880)	(561,476)	(175,208)
Asset-based loan expense	(21,062)	-	(100,629)	-
Finance expense	-	-	(806,754)	-
Total other income (expense)	(207,344)	(50,880)	(1,450,909)	(175,208)

Loss before income taxes	(4,082,085)	(3,926,298)	(11,024,725)	(8,714,487)
Provision for income taxes	-	-	-	-
Net loss	$(4,082,085)	$(3,926,298)	$(11,024,725)	$(8,714,487)

Basic and diluted loss per common share	$(0.05)	$(0.23)	$(0.21)	$(0.52)
Basic and diluted weighted average number of common shares outstanding	74,304,946	17,178,648	51,880,279	16,886,582

	Nine Months Ended
	September 30,
	2023	2022

Cash Flows From Operating Activities:
Net loss	$(11,024,725)	$(8,714,487)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	845,029	1,209,000
Depreciation and amortization	148,166	238,859
Bad debt	15,000	-
Changes in operating assets and liabilities:
Accounts receivable	258,493	(787,318)
Accounts receivable - related party	(77,796)	437,471
Inventory	(717,645)	(269,633)
Contract asset	(16,192)	(60,932)
Contract asset - related party	(15,956)	-
Prepaid expenses and other assets	(2,511,912)	(1,585,247)
Accounts payable and accrued liabilities	3,087,470	(299,165)
Accounts payable and accrued liabilities - related party	29,553	10,939
Contract liability	16,192	(2,479)
Contract liability - related party	15,956	-
Changes in operating lease assets and liabilities	(6,613)	(4,756)
Net Cash (used in) Operating Activities	(9,954,980)	(9,827,748)

Cash Flows From Investing Activities:
Purchase of property and equipment	(4,836,249)	(1,425,623)
Cash paid for asset acquisition	(468,663)	-
Net Cash used in Investing Activities	(5,304,912)	(1,425,623)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock units	14,788,121	3,060,809
Proceeds from asset-based loan agreement	3,487,982	-
Repayment of asset-based loan agreement	(3,490,144)	-
Repayment of notes payable	(223,995)	(213,708)
Payment of lease liabilities	-	(148,019)
Repayment of notes payable - related party	-	(797,505)
Net Cash provided by Financing Activities	14,561,964	1,901,577

Net change in cash	(697,928)	(9,351,794)
Cash, beginning of period	2,295,259	13,710,845
Cash, end of period	$1,597,331	$4,359,051

Supplemental cash flow information
Cash paid for interest	$20,353	$19,951
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Debt forgiveness	$-	$1,624,755
Class A common stock issued for cashless exercise of warrants	$1,160	$-
Modification of right-of-use asset and lease liability	$135,235	$-

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